Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Ron Albrecht, Chief Financial Officer
Innovative Solutions & Support, Inc.
610-646-0350

Innovative Solutions & Support, Inc. Announces Third Quarter Fiscal 2012

Financial Results

Exton, PA.  — August 1, 2012 — Innovative Solutions & Support, Inc. (NASDAQ: ISSC) today announced its financial results for the third quarter of fiscal 2012, ended June 30, 2012.

Three Month Results

For the third quarter, the Company reported revenue of $6.1 million, a small increase compared to the third quarter of fiscal 2011.  The Company reported third quarter 2012 net income of $260,000, or $0.02 per diluted share, compared to a net loss of $79,000, or $(0.00) per diluted share, in the same quarter a year ago.

Geoffrey Hedrick, Chairman and Chief Executive Officer of Innovative Solutions & Support, Inc. (“ISSC”), said, “I am pleased to report revenue growth and positive earnings for the third quarter.  More important, during the quarter we achieved progress on our various customer-funded Engineering Modification and Development (“EMD”) programs.  These are important programs that can lead to additional production orders while opening up large, new OEM growth markets for us.  While our focus on these programs during the quarter led to a shift in product mix and the expected decrease in gross margins, we grew revenues during the quarter and achieved our profit objectives.  As a result, our balance sheet remains solid, providing us with a strong financial position from which to pursue our strategic initiatives.  As these programs are completed in our upcoming fiscal year, we look forward to a period of new product introductions and growth opportunities to augment our existing product portfolio.”

At June 30, 2012, the Company had $41.8 million of cash on hand, compared to $42.6 million cash balance at the beginning of the fiscal year, October 1, 2011.  The Company remains virtually free of debt.  During the third quarter of the current fiscal year the Company used cash of $132,000 to repurchase Company stock and $1.2 million to fund operations.  Backlog was approximately $23.0 million at June 30, 2012, compared to $25.5 million at March 31,  2012.   Backlog at June 30, 2012 excludes potential future production sales related to the present customer-funded EMD contracts but does include the first year production of the Advanced Electronic Monitoring and Control System.

Nine Month Results

Revenues were $17.7 million for the nine months ended June 30, 2012, compared to $19.2 million for the nine months ended June 30, 2011. For the nine months ended June 30, 2012, net income was $206,000 or $0.01 per diluted share, compared to net income of $705,000, or $0.04 per diluted share, for the nine months ended June 30, 2011. Cash flow from operating activities was $41,000 for the nine months ended June 30, 2012 compared to $1.9 million for the prior year comparable period.  During the first nine months ended June 30, 2012, the Company spent $691,000 to repurchase its stock.

Shahram Askarpour, President of ISSC, commented, “During the quarter, we balanced the need to deliver results in the near term while achieving progress on the four large EMD programs that will increase our addressable market over the long term.  Among the accomplishments in the quarter was the completion of the development of the Flat Panel Display System (“FPDS”) phase of the NNSA Boeing 737 program.  Since the end of the quarter, we have completed the certification flight test for the FPDS phase of the program, and we expect to receive an STC from the FAA in the very near future.  This certification will be the first of three STC’s that we expect to receive for the NNSA program.  In June, Eclipse Aerospace officially launched initial Eclipse 550 twin-engine jet production which will include our OEM advanced avionics suite, with deliveries expected to begin in 2013.  Although near term conditions remain challenging throughout the military, general aviation and commercial air transport markets, we are confident that the investments that we are making to broaden our product portfolio, for both the retrofit and OEM markets, will enable us to penetrate new and growing markets and generate attractive returns for shareholders.”

At the end of the quarter, the Company had $760,000 due from American Airlines, Inc.  Based upon the present status of the bankruptcy proceedings, we are not able to determine the amount, if any, that could be uncollectible.

Business Outlook

For the full year fiscal 2012, we expect to be profitable on modestly reduced sales compared to 2011, which would represent our third consecutive profitable year.  Our ability to provide specific targets and ranges remains difficult as a result of the current economic climate.  We will provide additional commentary during our earnings conference call.

Conference Call

The Company will be hosting a conference call August 2nd, 2012 at 10:00 AM EDT to discuss these results and its business outlook.  Please use the following dial in number to register your name and company affiliation for the conference call: 1-877-902-6515 and enter the PIN Number 05206. The call will also be carried live on the Investor Relations page of the Company web site at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEM’s) and retrofit applications.  The company supplies integrated Flight Management Systems (FMS) and advanced GPS receivers for precision low carbon footprint navigation.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflects management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Solutions and Support, Inc.

Consolidated Balance Sheet

(unaudited)

	June 30,	September 30,
	2012	2011
ASSETS
Current Assets
Cash and cash equivalents	$41,807,160	$42,625,854
Accounts receivable, net	2,700,019	3,124,114
Inventories	4,082,679	3,508,595
Deferred income taxes	435,581	438,635
Prepaid expenses and other current assets	2,186,203	875,636
Total current assets	51,211,642	50,572,834
Property and equipment, net	7,272,459	7,476,362
Other assets	160,200	208,408
Total Assets	$58,644,301	$58,257,604

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of capitalized lease obligations	$3,386	$13,189
Accounts payable	384,837	443,516
Accrued expenses	2,103,107	2,551,389
Deferred revenue	1,254,727	232,630
Total current liabilities	3,746,057	3,240,724
Deferred income taxes	564,412	566,963
Other liabilities	95,540	189,130
Total Liabilities	4,406,009	3,996,817
Commitments and contingencies	—	—
Shareholders’ Equity
Preferred Stock, 10,000,000 shares authorized, $.001 par value, of which 200,000 shares are authorized as Class A Convertible stock. No shares issued and outstanding at June 30, 2012 and September 30, 2011	—	—
Common stock, $.001 par value: 75,000,000 shares authorized, 18,276,039 and 18,286,884 issued at June 30, 2012 and September 30, 2011, respectively	18,319	18,287
Additional paid-in capital	47,669,429	47,206,690
Retained earnings	26,832,107	26,626,242
Treasury stock, at cost, 1,633,426 and 1,544,910 shares at June 30, 2012 and September 30, 2011, respectively	(20,281,563)	(19,590,432)
Total Shareholders’ Equity	54,238,292	54,260,787
Total Liabilities and Shareholders’ Equity	$58,644,301	$58,257,604

Innovative Solutions and Support, Inc.

Consolidated Statement of Operations

(unaudited)

	Three months ended		Nine months ended
	June 30		June 30
	2012	2011	2012	2011

Sales	6,134,492	$5,971,494	17,650,172	19,247,375

Cost of Sales	3,518,867	2,811,960	9,808,232	8,621,029

Gross Profit	2,615,625	3,159,534	7,841,940	10,626,346

Operating expenses:
Research and development	416,210	1,408,794	2,132,812	4,319,228
Selling, general and administrative	1,844,253	1,855,675	5,665,622	5,794,167
Total operating expenses	2,260,463	3,264,469	7,798,434	10,113,395

Operating (loss) income	355,162	(104,935)	43,506	512,951

Interest income	20,557	26,885	62,492	119,740
Interest expense	(120)	(350)	(537)	(1,212)
Other income	7,879	7	58,516	150,010

(Loss) income before income taxes	383,478	(78,393)	163,977	781,489

Income tax (benefit) expense	123,507	588	(41,888)	76,538

Net (loss) income	$259,971	$(78,981)	$205,865	$704,951

Net (loss) income per Common Share
Basic	$0.02	$(0.00)	$0.01	$0.04
Diluted	$0.02	$(0.00)	$0.01	$0.04

Weighted Average Shares Outstanding
Basic	16,627,541	16,793,529	16,661,920	16,793,529
Diluted	16,627,541	16,793,529	16,661,927	16,839,817